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                                                                    Exhibit 99.1

                     1996 CREDIT MANAGEMENT SOLUTIONS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


         I. PURPOSE OF THE PLAN

         This Employee Stock Purchase Plan is intended to promote the interests of Credit Management Solutions, Inc., a Delaware corporation (the
"Corporation"), by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under
Section 423 of the Code.

         Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

         II. ADMINISTRATION OF THE PLAN

         The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

         III. STOCK SUBJECT TO PLAN

                  A. Number of Shares Subject to Purchase. The stock purchasable under the Plan shall be shares of the Corporation's authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 250,000 shares.

                  B. Adjustments Upon Changes in Capitalization. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, and (ii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

         IV. PURCHASE PERIODS

                  A. General. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time

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as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

                  B. Quarterly Purchase Periods. Each purchase period shall have a duration of three (3) months. Purchase periods shall run from the first day of each calendar quarter to the last day of that calendar quarter. The first purchase period shall begin on January 1, 1997, and end on the last business day in March 31, 1997.

         V. ELIGIBILITY

                  A. As of the Effective Date. Each individual who is an Eligible Employee as of the Effective Date shall be eligible to participate in the Plan for the initial purchase period.

                  B. Following Effective Date. Each individual who becomes an Eligible Employee after the Effective Date shall be eligible to participate in the Plan as of the purchase period beginning on January 1 or July 1 immediately following the individual's completion of ninety (90) days of Service.

                  C. Enrollment Procedure. To participate in the Plan for a particular purchase period, an Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock subscription agreement and a payroll deduction authorization form) and file such forms with the Plan Administrator (or its designate) on or before the start date of the purchase period.

         VI. PAYROLL DEDUCTIONS

                  A. Maximum Deductions/Change in Rate of Deductions. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Eligible Earnings paid to the Participant during each purchase period, up to a maximum of fifteen percent (15%). Payroll deductions will be made in whole percentages only. The deduction rate so authorized shall continue in effect for the entire purchase period and each successive purchase period unless and until terminated or changed by the Participant. The Participant may not increase his or her rate of payroll deduction during a purchase period. However, the Participant may, at any time during the purchase period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per purchase period.

                  B. Holding of Deductions. Payroll deductions shall begin on the first pay day following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited

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to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes. A Participant may not make any additional payments into his account.

                  C. Cessation of Payroll Deductions. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

                  D. Effect on Future Participation. The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date.

         VII. PURCHASE RIGHTS

                  A. Grant of Purchase Right. A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. The Participant shall execute a stock subscription agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

         Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (taking into account stock owned by any person whose stock would be attributed to such Eligible Employee within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

                  B. Exercise of Purchase Right. Each purchase right shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on such date. The purchase shall be effected by applying the Participant's payroll deductions for the purchase period ending on such Purchase Date to the purchase of shares of Common Stock at the purchase price in effect for that purchase period, and the shares will be held by the Corporation for the benefit of the Participant, unless delivery of the shares is requested by the Participant. No fractional shares will be purchased.


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                  C. Purchase Price. The purchase price per share at which
Common Stock will be purchased on the Participant's behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

                  D. Delivery. Upon receipt of a request from a Participant after each Purchase Date on which a purchase of shares occurs, the Corporation shall arrange for the delivery to each Participant, as appropriate, of a certificate representing the shares purchased on behalf of the Participant for such purchase period. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and the Participant's spouse.

                  E. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date.

                  F. Excess Payroll Deductions. Any payroll deductions accumulated in a Participant's account which are not sufficient to purchase a full share shall be carried over to the next purchase period, if the Participant elects to participate in the next purchase period, or returned to the Participant if he terminates participation. Any amount remaining in the Participant's account at the close of any Purchase Date caused by any reason other than a surplus due to fractional shares shall be refunded to the Participant in cash.

                  G. Exercise of Purchase Right During Participant's Life. During a Participant's lifetime, the Participant's right to purchase shares under the Plan is exercisable only by the Participant.

                  H. Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

                           1. A Participant may, at any time prior to the last day of the purchase period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall be refunded as soon as practicable.

                           2. The termination of a purchase right shall be irrevocable, and a Participant may not subsequently rejoin the purchase


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         period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of the new purchase period.

                           3. Should a Participant cease to remain an Eligible Employee for any reason (other than death or disability) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the purchase period in which the purchase right so terminates shall be refunded to the Participant as soon as practicable. Should the Participant cease to remain an Eligible Employee by reason of death or disability while his or her purchase right remains outstanding, then that purchase right shall immediately terminate and the Participant (or, in the event of the Participant's death, the personal representative of the Participant's estate) shall have the right to (a) withdraw the payroll deductions collected during such purchase period or (b) have such funds held for the purchase of shares at the next scheduled Purchase Date. If no such election is made prior to the next Purchase Date, then the payroll deductions collected with respect to the terminating right shall be refunded to the Participant or to the personal representative of the Participant's estate in the event of the Participant's death as soon as practicable.

                           4. Should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the purchase period in which such leave commences, to
         (a) withdraw the payroll deductions collected during such purchase period or (b) have such funds held for the purchase of shares at the next scheduled Purchase Date. In no event, however, shall any additional payroll deductions be collected on the Participant's behalf during such leave. Upon the Participant's return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began.

                  I. Corporate Transaction. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs to the purchase of shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction.


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                  J. Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to the outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

                  K. Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

                  L. Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

         VIII. ACCRUAL LIMITATIONS

                  A. General Rule--$25,000 Limitation. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

                  B. Specific Application. For purposes of applying such accrual limitations, the following provisions shall be in effect:

                           (i) The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.

                           (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent a Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.


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                  C. Refund to Participant. If by reason of such accrual
limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be refunded to the Participant as soon as practicable.

                  D. Effect of Conflicting Terms in Plan. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

         IX. ADMINISTRATION

                  A. Administrative Body. The Plan shall be administered by the Plan Administrator, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding shall, to the full extent permitted by law, be final and binding upon all parties.

         X. DESIGNATION OF BENEFICIARY

                  A. General Rule. Each Participant will file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to a Purchase Date on which the purchase right is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to a Purchase Date. If a Participant is married and the designated beneficiary is not the spouse, written spousal consent shall be required for such designation to be effective.

                  B. Change of Beneficiary. A Participant may change his or her designation of beneficiary at any time by written notice, subject to the written consent of the Participant's spouse if the new beneficiary is someone other than the Participant's spouse. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Corporation shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may designate.


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         XI. AMENDMENT OR TERMINATION

                  A. Termination. The Board of Directors may at any time and for any reason terminate or amend the Plan. No such termination can affect purchase rights previously granted, provided that a purchase period may be terminated by the Board on any Purchase Date if the Board determines that the termination of the Plan is in the best interests of the Corporation and its shareholders. Except as provided in Section III.B, no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3") or Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Corporation shall obtain shareholder approval in such a manner and to such a degree as required.

                  B. Amendment. Without shareholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Board of Directors shall be entitled to change the purchase periods, limit the frequency and/or number of changes in the amount withheld during purchase periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Corporation's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Eligible Earnings, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

         XII. GENERAL PROVISIONS

                  A. Transferability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of a purchase right or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section X hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Corporation may treat such act as an election to terminate participation in accordance with Section VII.H.

                  B. Annual Statement. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to each Participant at least annually, which statements will set forth the Purchase Price, the number of shares purchased and the remaining cash balance, if any.


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                  C. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to a purchase right unless the exercise of such right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance. As a condition to the exercise of purchase rights, the Corporation may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Corporation, such a representation is required by any of the aforementioned applicable provisions of law.

                  D. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Corporation. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section XI.A.

                  E. Additional Restrictions of Rule 16b-3. The terms and conditions of purchase rights granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such purchase rights shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

                  F. Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Corporation within twelve (12) months before or after the date the Plan is adopted. If such shareholder approval is obtained at a duly held shareholders' meeting, the Plan must be approved by a majority of the votes cast at such shareholders' meeting at which a quorum representing a majority of all outstanding voting stock of the Corporation is, either in person or by proxy, present and voting on the plan, or, if such shareholder approval is obtained by written consent, it must be obtained by the written consent of the holders of a majority of all outstanding voting stock of the Corporation; provided, however, that approval at a meeting or by written consent may be obtained by a lesser degree of shareholder approval if the Board determines, in its discretion after consultation with the Corporation's legal counsel, that such a lesser degree of shareholder approval will comply with all applicable laws and will not adversely affect the qualification of the Plan under Section 423 of the Code.

                  G. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to


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purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Corporation, and it shall not be deemed to interfere in any way with the Corporation's right to terminate, or otherwise modify, an employee's employment at any time.

                  H. Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

                  I. Notices. All notices or other communications by a Participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

                  J. Expenses. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

                  K. Governing Law. The laws of the State of Delaware will govern all matters relating to this Plan.


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                                    APPENDIX


                  The following definitions shall be in effect under the Plan:

                  A. Board shall mean the Corporation's Board of Directors.

                  B. Code shall mean the Internal Revenue Code of 1986, as amended.

                  C. Common Stock shall mean the Corporation's common stock.

                  D. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424, whether now existing or subsequently established).

                  E. Corporate Transaction shall mean either of the following stockholder approved transactions to which the Corporation is a party;

                           (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                           (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

                  F. Corporation shall mean Credit Management Solutions, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Credit Management Solutions, Inc. which shall by appropriate action adopt the Plan.

                  G. Effective Date shall mean the earlier to occur of the Plan's adoption by the Corporation's Board of Directors or the Plan's approval by the shareholders. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

                  H. Eligible Earnings shall mean the (i) regular base salary paid to a Participant by one or more Participating Corporations during such individual's period of participation in the Plan, plus (ii) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate, plus (iii) all of the following amounts to the extent paid in cash: overtime payments, bonuses,


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commissions, profit-sharing distributions and other incentive-type payments.
However, Eligible Earnings shall not include any contributions (other than Code
Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate to any deferred compensation plan or welfare benefit program now or hereafter established.

                  I. Eligible Employee shall mean any person, including members of the Board of Directors, who is employed by the Corporation or a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

                  J. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                         (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                        (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                       (iii) For purposes of the initial purchase period which begins at the Effective Date, the Fair Market Value shall be deemed to be equal to the price per share at which the Common Stock is sold in the initial public offering pursuant to the Underwriting Agreement.

                  K. 1933 Act shall mean the Securities Act of 1933, as amended.

                  L. Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.


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                  M. Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of the Effective Date are listed in attached Schedule A.

                  N. Plan shall mean the Corporation's Employee Stock Purchase Plan, as set forth in this document.

                  O. Plan Administrator shall mean shall mean the committee of two (2) or more members of the Board of Directors appointed by the Board to administer the Plan.

                  P. Purchase Date shall mean the last business day of each purchase period.

                  Q. Reserves shall mean the number of shares of Common Stock covered by each purchase right under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under purchase.

                  R. Service shall mean an individual's performance of services for the Corporation or any Corporate Affiliate as an employee, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

                  S. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.


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                                   SCHEDULE A


                          CORPORATIONS PARTICIPATING IN
                          EMPLOYEE STOCK PURCHASE PLAN
                            AS OF THE EFFECTIVE DATE


                        Credit Management Solutions, Inc.
                             Credit Connection, Inc.